EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

StemGen, Inc.:

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated October 14, 2014 relating to our audits of the balance sheets of StemGen, Inc. (the “Company”) as of June 30, 2014 and June 30, 2013, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended June 30, 2014 and June 30, 2013. Our report dated October 14, 2014, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

March 16, 2015